Exhibit 99.1

GRACO INC. P.O. Box 1441 Minneapolis, MN 55440-1441 NYSE: GGG

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Monday, September 22, 2014	James A. Graner 612-623-6635
Media: Bryce Hallowell 612-623-6679
bhallowell@graco.com

GRACO ANNOUNCES CFO JAMES GRANER’S INTENTION TO RETIRE IN 2015

MINNEAPOLIS, MN (September 22, 2014) – Graco Inc. (NYSE: GGG) announced today that James A. Graner, age 69, has informed the company of his intention to retire as Chief Financial Officer. Mr. Graner will continue as Chief Financial Officer while a replacement is being identified. The company expects that Mr. Graner’s retirement will become effective in August 2015 and that the new Chief Financial Officer will commence the position at that time.

“During his career at Graco, Jim has provided outstanding vision and leadership,” said President and Chief Executive Officer, Patrick J. McHale. “His deep understanding of our customers, distributors and business model, and his relentless drive to establish metrics and set high standards of execution across the organization have been key elements of our success. It has been my pleasure to work closely with Jim over the past seven years, and his counsel has been invaluable to me.”

Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid and powder materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction, and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

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